[LOGO]                             One PEI Center
                                   Wilkes-Barre, Pennsylvania  18711-0601
                                   Telephone: (717) 829-8843


March 26, 1998


Dear Fellow Shareowner:

     You are cordially invited to attend the Annual Meeting of Shareowners of the Company.

     The meeting will be held at the site of our new offices at One PEI Center, Wilkes-Barre, Pennsylvania, beginning at 10:00 a.m., on Wednesday, May 6, 1998. Directions to the meeting site and a map are included with this letter. A report on the operations of the Company during 1997 and its plans for 1998 will be presented at the Annual Meeting. Escorted tours of our new office building will be offered prior to the Annual Meeting, from 9:00 a.m. to 9:30 a.m.

     This year we are introducing a vote by telephone option for you. You may vote by telephone or by the traditional proxy card. Telephone voting is quick, easy, and immediate. This method of voting is described on your proxy card.

     Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote by telephone or sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope which requires no postage if mailed in the United States.

Sincerely,




Thomas F. Karam                         Kenneth L. Pollock
Chief Executive Officer                 President and Chairman of the Board

            Directions to One PEI Center, Wilkes-Barre, Pennsylvania



[MAP]



From New York and Northern New Jersey: Take I-80 West into Pennsylvania to I-380 North to I-81. Take I-81 South to Exit 45, Mountain Top/Wilkes-Barre (Route 309) exit. Take a right off the exit ramp onto Business Rte. 309 North. Continue on Business Rte. 309 North, a K-Mart and McDonald's will be on your left. Take the second right-hand exit to Northampton Street. Turn right onto Northampton Street and proceed 200 yards to the entrance to One PEI Center on the left.

From Philadelphia and Southeastern Pennsylvania: Take the Northeast Extension of the Pennsylvania Turnpike I-476 to the Wilkes-Barre exit (Exit 36). Make a left onto Rte. 115 North. After approximately 2 miles, take the first marked exit (Exit 1) to Business Rte. 309 South. Follow Business Rte. 309 South, pass the Wal-Mart/Sam's Club complex at Coal Street, and take the next exit ramp on the right onto Northampton Street. Make a right onto Northampton Street and the entrance to One PEI Center is 200 yards on your left.

From Western Pennsylvania and the Harrisburg Area: Take I-81 North to Exit 45B, Wilkes-Barre (and Business Route 309). This exit is from the left lane. This exit turns into Business Rte. 309 North. The first traffic light is an intersection with Blackman Street. Continue on Business Rte. 309 North, a K-Mart and McDonald's will be on your left. Take the second right-hand exit to Northampton Street. Turn right onto Northampton Street and proceed 200 yards to the entrance to One PEI Center on the left.

From Baltimore and Washington, DC: Take I-83 North to I-81 and follow the above directions from Western Pennsylvania and the Harrisburg Area.

[LOGO]                             One PEI Center
                                   Wilkes-Barre, Pennsylvania  18711-0601
                                   Telephone: (717) 829-8843


NOTICE OF ANNUAL MEETING OF SHAREOWNERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareowners of Pennsylvania Enterprises, Inc. (the "Company") will be held at One PEI Center, Wilkes-Barre, Pennsylvania, on Wednesday, May 6, 1998, at 10:00 a.m., for the following purposes:
     (1)    To elect eleven directors of the Company; and
     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed the close of business on March 12, 1998, as the record date for the determination of holders of the Company's Common Stock entitled to notice of and to vote at the meeting.
     If you plan to attend the meeting and are a shareowner of record, please mark your proxy card in the appropriate space or if voting by telephone, so indicate during the telephone voting process. An admission ticket will be mailed to you prior to the meeting date. However, if your shares are not registered in your own name, please advise the shareowner of record (your bank, broker, etc.) that you wish to attend. That firm will provide you with evidence of your ownership which will enable you to gain admittance to the meeting.
     Whether you plan to attend the meeting or not, please vote by telephone or sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope. No postage is required if mailed in the United States.

                   By Order of the Board of Directors,

                    Thomas J. Ward
                    Vice President of Administrative Services and Secretary


Wilkes-Barre, Pennsylvania
March 26, 1998


                                    IMPORTANT
     Pennsylvania law requires that the holders of a majority of the Company's outstanding Common Stock be present in person or by proxy at the Annual Meeting in order to constitute a quorum. Shareowners can help avoid the necessity and expense of follow-up letters to assure that a quorum is present at the Annual Meeting by promptly returning the enclosed proxy. Broker non-votes, abstentions, and withhold authority votes all count for the purpose of determining a quorum. In the absence of a quorum, the Annual Meeting will be adjourned until a time announced at such meeting. At the adjourned meeting, the shareowners in attendance, although less than a quorum, will nevertheless constitute a quorum to elect directors and, if the adjournment has been at least fifteen days, to act on all other matters included in this Proxy Statement.

                                 PROXY STATEMENT

            FOR ANNUAL MEETING OF SHAREOWNERS TO BE HELD MAY 6, 1998

                                     GENERAL

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Pennsylvania Enterprises, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareowners of the Company and any adjournment or adjournments thereof to be held at One PEI Center, Wilkes-Barre, Pennsylvania, on Wednesday, May 6, 1998, at 10:00 a.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. The Board of Directors has fixed the close of business on March 12, 1998, as the record date for the determination of shareowners entitled to notice of and to vote at the meeting.

     Pennsylvania law provides that a proxy, unless coupled with an interest (for example, a vote pooling or similar arrangement among shareowners; or between the Company and shareowners; or an unrevoked proxy in favor of an existing or potential creditor of a shareowner), is revocable at will by a shareowner, notwithstanding any other agreement or any provision in the proxy to the contrary. A shareowner may revoke a proxy by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted. Such revocation shall be effective upon receipt of the written notice by the Secretary of the Company. If voting by telephone, your latest telephone voting instructions will supersede any previous telephone instructions.

                            COMMON STOCK OUTSTANDING

     Common Stock, of which there were 9,751,550 shares outstanding and entitled to vote on March 12, 1998, constitutes the only class of securities of the Company entitled to vote at the meeting. The Company does not know of any person who is the beneficial owner of more than 5% of the outstanding Common Stock of the Company, other than Mr. Kenneth L. Pollock, Chairman of the Company, who beneficially owns 6.29% of the Company's Common Stock as described in the Security Ownership of Management section of this Proxy Statement.

                                  ANNUAL REPORT

     A copy of the annual report of the Company for the year 1997 is included with this proxy.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

Election of Directors

     At the meeting, eleven directors are to be elected to hold office for the term of one year and until their successors have been elected and qualified.
Unless a contrary indication is specified, it is the intention of the persons named as proxies to vote the shares represented by the proxy for the election of the nominees listed herein as directors of the Company. Each of the nominees for election as a director was elected as a director of the Company at the 1997 Annual Meeting of Shareowners. In the event that any of the nominees should become unavailable for any reason, which is not anticipated, the Board of Directors, in its discretion, may, unless it shall have provided for a lesser number of directors, designate a substitute nominee, in which event, pursuant to the accompanying proxy, votes will be cast for such substitute nominee.

Nominees for Election as Directors

     The following information is furnished with respect to each person nominated by the Board of Directors for election as a director: principal occupations or employment, age, principal directorships, other affiliations, Board Committee(s) on which each serves, the period of service as a director of PG Energy Inc. ("PG Energy") and the Company and the number of shares of Common Stock of the Company which each nominee has advised the Company was beneficially owned directly or indirectly by him as of February 1, 1998.

Nominees for Election as Directors

             Name
     First Became Director
         Common Shares
     Beneficially Owned*             Principal Occupation and Other Information

[PHOTO]
Kenneth L. Pollock
July 1972
625,148 Shares

     Chairman of the Board of Directors of the Company and PG Energy since June 1987; President and Chief Executive Officer of the Company and PG Energy from March 1991 to August 1991; Director and sole stockholder, Susquehanna Coal Company and Ken L. Pollock, Inc., Nanticoke, PA, since prior to 1990. Member of the Pennsylvania State University National Development Council and Campaign for the Library Committee; former board member of United Penn Bank, King's College, Mercy Hospital, and the Mill Memorial Library. Age 77. Chairman of the Executive Committee.




[PHOTO]
Thomas F. Karam
September 1996
160,944 Shares

     President and Chief Executive Officer of the Company and PG Energy since September 1, 1996. Executive Vice President of the Company and PG Energy from September 1995 to August 1996. Vice President, Investment Banking, Legg Mason Wood Walker, Inc. from July 1989 to September 1995. Vice President, Investment Banking, Thomson McKinnon Securities, Inc. from September 1987 to July 1989. Director of the Pennsylvania Gas Association, Greater Scranton Chamber of Commerce, Mental Health Association of Northeastern Pennsylvania, and the Wyoming Valley Health Care Systems, Inc. Age 39.








------
*See page 9, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

             Name
     First Became Director
         Common Shares
    Beneficially Owned*              Principal Occupation and Other Information

[PHOTO]
William D. Davis
June 1981
17,838 Shares

     Vice Chairman of the Board of Directors of the Company and PG Energy since March 1991; Chairman of the Board of the Commonwealth Bank Division of Meridian Bank, Williamsport, PA, from September 1993 to December 1995; Director, Meridian Bancorp, Inc., and Meridian Bank, Reading, PA, from September 1993 to April 1996; Chairman of the Board and Chief Executive Officer of Commonwealth Bancshares Corporation, Williamsport, PA, from April 1987 to June 1993; Director CoreStates Bank, N.A., since April 1996; past Director and President of Industrial Properties Corporation; Vice Chairman of the Pennsylvania College of Technology; past Director and Chairman, Williamsport/Lycoming Chamber of Commerce; Chairman, Williamsport/Lycoming Foundation; Director of the following:
National Association of Corporate Directors, Lycoming Foundation, Pennsylvania Economic Development Financing Authority (PEDFA), Pennsylvania Economy League, Williamsport Wirerope Corp. (WWW), and Higher Dimension Medical, Inc. Age 67. Member of the Executive Committee, Chairman of the Audit Committee and member of the Compensation and Stock Option Committees.



[PHOTO]
Robert J. Keating
June 1974
20,240 Shares

     Chairman of the Board of Directors of the Company and PG Energy from June 1986 to June 1987; Chairman of the Board, Parodi Industries, Inc., Scranton, PA, from January 1985 to February 1994; past Chairman of the Board of Directors of the Northeastern Bank of Pennsylvania; past Chairman of the Board of Trustees of Marywood College; past President of LIFE (Lackawanna Industrial Fund
Enterprises). Age 79. Member of the Executive Committee and the Investment Committee of the Employees' Retirement Plan.



------
*See page 9, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

             Name
     First Became Director
         Common Shares
    Beneficially Owned*              Principal Occupation and Other Information

[PHOTO]
James A. Ross
May 1978
6,900 Shares

     Independent financial consultant since prior to 1988; Chairman, Priestgate, Limited, since 1991; former President and Chief Executive Officer and Director, Sprague & Henwood, Inc., Scranton, PA; Director, Scranton Industrial Development Company; Director, Lackawanna Industrial Development Enterprise. Age 61. Chairman of the Planning Committee and member of the Investment Committee of the Employees' Retirement Plan.





[PHOTO]
John D. McCarthy
March 1991
10,751 Shares

     Chairman and Chief Executive Officer of McCarthy Tire Service Company, Wilkes-Barre, PA, since June 1997; President of McCarthy Tire Service Company from 1968 to June 1997; President of McCarthy Realty, Inc., since 1988; Director and Chairman, Wyoming Valley Health Care Systems, Inc.; Director of Pennsylvania-American Water Company. Age 62. Chairman of the Compensation and Stock Option Committees, Chairman of the Investment Committee of the Employees' Retirement Plan, and member of the Executive Committee.







------
*See page 9, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

             Name
     First Became Director
         Common Shares
    Beneficially Owned*              Principal Occupation and Other Information

[PHOTO]
Ronald W. Simms
March 1991
273,022 Shares

     President and Chief Executive Officer of Petroleum Service Company, Inc., Wilkes-Barre, PA, since 1980; Chairman of the Board of Directors since 1994, and Chief Executive Officer since 1984, of Mountain Productions, Inc.; Chairman of the Board of Directors of First Heritage Bank, since March 1994; Director of Pennsylvania-American Water Company; past Chairman of the Wilkes-Barre Chamber of Commerce. Age 58. Member of the Executive, Audit, Planning, Compensation and Stock Option Committees, and the Investment Committee of the Employees' Retirement Plan.




[PHOTO]
Kenneth M. Pollock
October 1993
259,178 Shares

     President and Chief Executive Officer, Intercoastal Management, Inc., Vice President of HUD, Inc., trading as Emerald Anthracite II, and Vice President of Susquehanna Coal Company and Susquehanna Mt. Carmel, Inc., Nanticoke, PA, since prior to 1993; Director of Commonwealth Bank East, a division of CoreStates Bank, N.A.; Director of F. M. Kirby Center for the Performing Arts. Age 40. Member of the Audit and Planning Committees.








------
*See page 9, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

             Name
     First Became Director
         Common Shares
    Beneficially Owned*              Principal Occupation and Other Information

[PHOTO]
Paul R. Freeman
November 1995
3,458 Shares

     Controller of HUD, Inc., trading as Emerald Anthracite II, Nanticoke, PA, since 1988. Previously held positions with Northeastern Bank, United Penn Bank, Barnett Banks, and Marine Midland Bank. Age 50. Member of the Audit Committee and the Investment Committee of the Employees' Retirement Plan.





[PHOTO]
John D. McCarthy, Jr.
November 1995
5,401 Shares

     President of McCarthy Tire Service Company, Wilkes-Barre, PA, since June 1997; Vice President of McCarthy Tire Service Company from 1989 to June 1997; Vice President of McCarthy Realty, Inc. since 1988. President of McCarthy Tire Service Company of Allentown, Reading and Lancaster since 1992. Member and Chairman of the Board of Directors of the Wyoming Valley Catholic Youth Center; member of the Michelin Tire Corporation Dealer Council and Continental/General Tire Dealer Council. Age 33. Member of the Audit Committee.








-------
*See page 9, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

             Name
     First Became Director
         Common Shares
    Beneficially Owned*              Principal Occupation and Other Information

[PHOTO]
Richard A. Rose, Jr.
November 1995
28,604 Shares

     President of Petroleum Sales Company, Inc., Wilkes-Barre, PA, since 1992; Vice President of Petroleum Service Company, Inc. since 1987. Director of the Black Horse Foundation, Inc., Mountain Productions, Inc., Mountain Productions Services, Inc., and Rock USA, Inc. Age 37. Member of the Planning Committee and the Compensation and Stock Option Committees.

























-------
*See page 9, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of the Company's Common Stock, beneficially owned, directly or indirectly, as of February 1, 1998, by individual directors, each of the officers named in the Summary Compensation Table, and all directors and officers as a group, who held such positions as of February 1, 1998. Unless otherwise specified, shares are beneficially owned directly by the director or officer.

                              Amount and Nature of
                              Beneficial Ownership
                              Number of Shares              Percent of
Title of  Name of Beneficial  Beneficially Owned(1)            Class
Class     Owner
-------------------------------------------------------------------------------

Common    Kenneth L. Pollock        625,148 (2)(3)               6.29
          Thomas F. Karam           160,944 (4)                  1.62%
          William D. Davis           17,838                      *
          Robert J. Keating          20,240 (5)                  *
          James A  Ross               6,900 (6)                  *
          John D  McCarthy           10,751 (7)                  *
          Ronald W. Simms           273,022 (8)                  2.74%
          Kenneth M. Pollock        259,178 (3)(9)               2.60%
          Paul R  Freeman             3,458                      *
          John D  McCarthy, Jr        5,401 (7)(10)              *
          Richard A. Rose, Jr        28,604 (11)                 *

          Vincent A. Bonaddio         2,669                      *
          Harry E  Dowling           13,937                      *
          John F  Kell, Jr           15,978                      *

          All directors and
          officers as a group
          (20 persons)             1,240,724 (12)(13)          12.48%


----------
* - Less than one percent.

(1) Includes shares that may be acquired pursuant to the exercise of stock options exercisable within 60 days of February 1, 1998, as follows: 80,000 for Mr. Karam, 80,000 for Mr. Kenneth L. Pollock, 7,000 for Mr. Dowling, 7,000 for Mr. Kell, and 17,600 for other officers not specifically named. Does not include options to purchase shares of Common Stock granted on September 1, 1996, in the amount of 60,000 to Mr. Kenneth L. Pollock and 120,000 to Mr. Thomas F. Karam for which the next annual installments of 30,000 for each of Mr. Pollock and Mr. Karam become exercisable on September 1, 1998. Also includes 3,201 stock units credited to individual directors' accounts pursuant to the Director Deferred Compensation Plan as follows: 496 for Mr. Davis, 245 for Mr. Freeman, 551 for Mr. John D. McCarthy, 401 for Mr. John D. McCarthy, Jr., 491 for Mr. Kenneth M. Pollock, 395 for Mr. Rose, and 622 for Mr. Simms.

(2) Includes 34,568 shares that Mr. Pollock owns jointly with his wife, 9,615 shares jointly with his wife and son, Kenneth M. Pollock, 164,098 shares jointly with his son, 14,800 shares jointly with his daughter, 48,288 shares jointly with his son and daughter, and 17,084 as custodian for his grandchildren, 12,486 of which are for the children of Kenneth M. Pollock. Includes 216,800 shares held by several corporations in which Mr. Pollock holds a controlling interest.

(3) Shares held jointly by Mr. Kenneth L. Pollock and Mr. Kenneth M. Pollock, and by Mr. Kenneth L. Pollock for Mr. Kenneth M. Pollock's children are reported in the total shares for each of them but are reported one time, on an unduplicated basis, in the total shares owned by all directors and officers as a group. A total of 649,839 shares are beneficially owned by Mr. Kenneth L. Pollock and Mr. Kenneth M. Pollock on an unduplicated basis.

(4) Includes 32,800 shares that Mr. Karam owns jointly with his wife, 41,582 shares for which Mr. Karam has sole voting and investment power, and 6,000 shares held in the name of Lakeside Drive Assoc., Inc., in which Mr. Karam's wife has an interest. These 6,000 shares are also reported for Mr. Keating who has an interest in Lakeside Drive Assoc., Inc. These shares are reported one time, on an unduplicated basis, in the total shares owned by all directors and officers as a group.

(5) Includes 1,200 shares owned by Mr. Keating's wife and 6,000 shares that Mr. Keating beneficially owns through Lakeside Drive Assoc., Inc.

(6) Includes 1,500 shares held jointly with Mr. Ross's wife, 600 shares owned by Mr. Ross's wife and 2,600 shares owned by charitable foundations of which Mr. Ross is a trustee. Mr. Ross shares voting and investment power and disclaims beneficial ownership of the shares held by these foundations.

(7) Includes 2,000 shares owned by Mr. McCarthy's wife, 2,000 shares held by McCarthy Realty, Inc. in which both John D. McCarthy and John D. McCarthy, Jr. each have a beneficial interest. These shares are reported in the total shares for each of them, but are reported one time, on an unduplicated basis, in the total shares owned by all directors and officers as a group.

(8) Includes 71,854 shares owned by Mr. Simms's wife and 80,400 shares for which Mr. Simms has voting power.

(9)  Includes  164,098  shares  held  jointly  with his father,  Mr.  Kenneth L.
     Pollock, 9,615 shares held jointly with his father and mother, 48,288 shares held jointly with his father and sister, 12,486 shares held by his father as custodian for his children, and 18,000 shares as custodian for his children.

(10) Includes 2,000 shares that Mr. McCarthy owns jointly with his wife and 200 shares he owns jointly with his wife and son.

(11) Includes 15,486 shares that Mr. Rose owns jointly with his wife, 5,251 shares owned by Mr. Rose's wife, 2,304 shares held as custodian for his children, and 4,568 shares for which Mr. Rose has voting power.

(12) The Company has an Employees' Savings Plan in which officers and employees participate. Included in the number of shares of Common Stock shown above are 23,651 shares which were allocated to the accounts under the Employees' Savings Plan of all officers as a group at February 1, 1998 (including 2,158 shares in those shown for Mr. Pollock, 562 for Mr. Karam, 1,669 for Mr. Bonaddio, 4,830 for Mr. Dowling, and 3,574 for Mr. Kell).

(13) Does not include 104,162 shares of the Company's Common Stock held by the Employees' Retirement Plan, as to which investment power is exercised by the Investment Committee under the Plan, consisting of Messrs. Freeman, Keating, John D. McCarthy, Ross, and Simms. The Committee members disclaim beneficial ownership of these shares.


Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and officers file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Exchange Act, the Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1997.

Additional Director Information

     During 1997, the Board met 16 times, and each incumbent director attended more than 75% of the total number of meetings of the Board and of the committees of the Board on which he served.

     The Company has an Executive Committee, currently consisting of Messrs. Kenneth L. Pollock (Chairman), Davis, Keating, John D. McCarthy, and Simms. During intervals between meetings of the Company's Board of Directors, the Executive Committee may exercise, subject to law and any specific directions given by the Board to the Executive Committee, all powers of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee met three times during 1997.

     In addition to an Executive Committee, the Company has an Audit Committee, currently consisting of Messrs. Davis (Chairman), Freeman, Kenneth M. Pollock, John D. McCarthy, Jr., and Simms. This Committee performs the following functions, among others: recommending the appointment and monitoring the independence and compensation of the independent auditors; approving professional services provided by the independent auditors; reviewing the scope of the annual audit with the independent auditors; reviewing the independent and internal auditors' reports to management; reviewing financial statements; and reviewing various internal accounting controls. The Audit Committee met five times during 1997.

     The Company has an Investment Committee of the Employees' Retirement Plan currently consisting of Messrs. John D. McCarthy (Chairman), Freeman, Ross, Simms, and Keating. The duties of this Committee include appointing, removing, and monitoring the performance of investment managers, allocating Plan assets among them, reviewing the investment philosophy of the Plan, and managing all or portions of the assets of the Plan, subject to any limits or guidelines established by the Board. This Committee met seven times during 1997.

     The Company has a Compensation Committee which provides direction and guidance and makes recommendations to the Board and management on compensation-related matters. The members of the Compensation Committee are also designated as the Stock Option Committee for the purpose of administering the 1992 Stock Option Plan and the Stock Incentive Plan. The Compensation and Stock Option Committees currently consist of Messrs. John D. McCarthy (Chairman), Simms, Davis, and Rose. These committees met four times during 1997.

     The Company's Planning Committee, currently consisting of Messrs. Ross (Chairman), Simms, Kenneth M. Pollock, and Rose, provides direction and guidance and makes recommendations to the Board and management on corporate planning issues.

     The  Company  does  not  have  a  Nominating  Committee.   Nominations  are
considered by the full Board.

     During 1997, directors of the Company and PG Energy who were not full-time employees of the Company and/or PG Energy were paid a retainer fee of $500 per month, and on days they attended a Company and/or PG Energy Board meeting(s) they were paid $500, plus expenses. Since the Company and PG Energy Boards consist of the same members, meetings are usually scheduled on the same day, and a single fee is paid for attendance at both meetings. Additionally, each director received $250 for each Board Committee meeting attended on the same day as meeting(s) of the full Board(s), and $500 for each Board Committee meeting attended on a day when the full Board(s) did not meet. Further, directors who were members of the Investment Committee of the Employees' Retirement Plan were paid $250 for each meeting attended on the same day as a meeting of the full Board(s) and $500 for each meeting attended on a day when the full Board(s) did not meet.

     On June 20, 1997, the Board of Directors granted options for the purchase of 2,000 shares of Common Stock of the Company to each of the nine non-employee directors of the Company. The options had an exercise price of $25.75 and vesting was subject to the Company achieving specified financial and operational goals for 1997. Because certain of these goals were not met, the options did not vest and are not exercisable.

     The Company's 1995 Directors' Stock Compensation Plan (the "Directors' Stock Plan") provides for the annual automatic award of 400 shares of Company Common Stock (subject to anti-dilution adjustment in the event of certain corporate changes) to each continuing director, who has completed at least one year of service and who is not a full-time employee of the Company or any of its affiliates, immediately following each annual meeting of shareowners. The Directors' Stock Plan will terminate in 2005. All shares awarded under the Directors' Stock Plan are non-transferrable for a period of three years following the award, except in the event of death, disability, or retirement on or after age 65. Beginning in 1998, if elected by the director, an award under the Directors' Stock Plan will instead be credited as Stock Units under the Director Deferred Compensation Plan discussed below and will be paid in accordance with the provisions of that plan. Six directors have elected to defer receipt of their 1998 stock awards.

     The Company has a Director Deferred Compensation Plan, pursuant to which each director who is not a full-time employee of the Company or any of its subsidiaries may elect to defer all or any portion of his retainer and meeting fees. Amounts deferred are credited to a bookkeeping account maintained by the Company for the director in the form of stock units, representing the number of shares of the Company's Common Stock which could have been purchased with the deferred amount (based on the market price of the Common Stock on the date such amount would have been paid to the director had it not been deferred) or which would have been awarded under the Directors' Stock Plan. Additional stock units are credited to the director's account whenever a cash dividend is paid on the Common Stock, reflecting the number of shares that could have been purchased on the dividend payment date with the amount of the per share dividend multiplied by the number of stock units then credited to the director's account. Upon the director's termination of services as a director, the director receives for each stock unit either one share of Common Stock or cash equal to the value of a share on such date, as elected by the director before the units were credited. During 1997, seven directors participated in the Director Deferred Compensation Plan, all of whom elected to receive shares of stock in settlement of their accounts upon termination of their services as directors.

     Mr. Kenneth L. Pollock is the father of Mr. Kenneth M. Pollock. Mr. Simms is the father-in-law of Mr. Rose. Mr. John D. McCarthy is the father of Mr. John
D. McCarthy, Jr. Mr. Keating is the father-in-law of Mr. Karam, President and Chief Executive Officer of the Company. There are no other family relationships among any of the directors or executive officers of the Company.

Compensation Committee Interlocks

     During 1997, the Compensation Committee consisted of Messrs. John D. McCarthy, Davis, Rose, and Simms. None of these persons was or is an officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers served on the compensation committee or board of an entity of which (i) a member of the Company's Compensation Committee or other director of the Company was an executive officer or (ii) an executive officer of the entity was one of the Company's directors.

                             EXECUTIVE COMPENSATION
                          COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is composed of four non-employee directors. The following is a report of the Compensation Committee to the Company's shareowners:

Compensation Policies

     In determining compensation, including the award of both annual and long-term compensation, the Committee follows a policy of considering, among other factors, the operating and financial performance of the Company and the individual contribution of each officer.

     Salary is the principal component of the annual portion of the compensation of senior executives. Stock options comprise both the long-term component and a portion of the annual component of compensation. The value realized by an executive from stock options is directly dependent on the performance of the Company's stock. Options authorized pursuant to the 1992 Stock Option Plan were granted to executives and senior management in the years 1993 through 1996. During 1997, shareowners approved the Stock Incentive Plan under which an executive could receive stock options, restricted stock and other awards, the value of which are based on the performance of the Company's stock. During 1997, stock options under the Stock Incentive Plan were awarded to certain senior executives. The number of options that would vest and become exercisable would vary depending upon the number of specified financial and operational goals and the level of earnings (threshold, target, or outstanding) achieved. A threshold level of earnings had to be achieved for any options to vest. Because certain of these goals were not met, the options did not vest.

1997 Compensation of the Chief Executive Officer

     Mr. Karam was elected President and Chief Executive Officer, effective September 1, 1996. Mr. Karam has an employment agreement with the Company which provides for a five year term of employment with an annual salary that commenced at $212,880 for the first year, increased to $225,000 on September 1, 1997, the beginning of the second year under the employment agreement, and is subject to increase at the discretion of the Compensation Committee during the remaining three years of the term. The agreement also provides for the grant of options to purchase 150,000 shares of the Company's Common Stock under the 1992 Stock Option Plan with the options becoming exercisable in five equal annual installments commencing 12 months after grant. In concluding to provide this employment agreement to Mr. Karam, the Committee considered the need to ensure the retention of this key executive, to enable him to perform his duties without distraction, and to provide him with competitive compensation. The Committee also determined that a greater portion of the compensation called for by this agreement should be made up of the long-term component -- stock options -- than typically awarded to Company officers as a way to more closely align the interests of this key executive with those of the shareowners.

     The Committee operates on the principle that the compensation of the Company's executive officers should be competitive with compensation of senior executives at comparable companies. In this regard, the Committee reviewed and considered the compensation of executives in comparable positions at other utility companies, and non-utility companies located in the same region as the Company, with which the Company competes for executive talent. Consequently, these are not exactly the same companies that are included in the indices used in the performance graphs in this proxy statement. The Committee targets executive compensation to be in the general range, but not the high end, of compensation for comparable positions at these companies.

     The Committee (which also serves as the Stock Option Committee) believes stock options help to align the interests of management with those of the Company's shareowners and provide an incentive and reward for increasing shareowner value. Options are awarded at market and there is no benefit to the optionee unless the stock increases in price, in which case both shareowners and the optionees are rewarded. The Committee considers the contributions of potential recipients in determining whether to award options. The vesting of options may be subject to restrictions, such as the achievement of performance goals.

Other Officers

     The compensation of Messrs. Bonaddio, Dowling, and Kell was determined in accordance with the compensation policies discussed earlier in this report.


     All members of the Committee concur and join in this report to the Company's shareowners.


     John D. McCarthy, Chairman             William D. Davis
     Ronald W. Simms                        Richard A. Rose, Jr.

                           SUMMARY COMPENSATION TABLE



                                                                                     Annual Compensation      Long-Term
                                                                                                              Compensation
                                                                                                              Securities
                                                                                               Other Annual   Underlying All Other
Name and                                                         Salary              Bonus     Compensation   Options   Compensation
Principal Position                                     Year      ($)                 ($)       ($)(1)         (#ofShares)   ($)(2)
-----------------------------------------------------------------------------------------------------------------------------------

Thomas F. Karam                                         1997         $216,076         -0-         -0-         -0-             $2,792
 President and Chief                                    1996          171,023         -0-         -0-         200,000            306
 Executive Officer(3)                                   1995           31,731         -0-         -0-         -0-                 77

Vincent A. Bonaddio                                     1997         $115,385         -0-         -0-           4,000         $1,698
 Vice President,                                        1996           94,965         -0-         -0-         -0-                853
 Operations and                                         1995           86,151         -0-         -0-         -0-                795
 Engineering Services

Harry E. Dowling                                        1997          103,357         -0-         -0-           4,000         $1,588
 Vice President,                                        1996           95,606         -0-         -0-         -0-                922
 Customer Services                                      1995           95,608         -0-         -0-         -0-                923

John F. Kell, Jr                                        1997         $126,805         -0-         -0-           4,000         $3,277
 Vice President,                                        1996          124,053         -0-         -0-         -0-              1,824
 Financial Services                                     1995          125,053         -0-         -0-         -0-              1,876

------
(1) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation does not exceed established reporting thresholds.

(2) The amounts shown under All Other Compensation are for group term life insurance provided for officers and matching contributions made by the Company for the named executives to their Employees' Savings Plan (401(k)) account. The amounts for Mr. Karam's life insurance premiums were $286 in 1997, $306 in 1996, and $77 in 1995; for Mr. Bonaddio, $313
        in 1997, $313 in 1996, and $278 in 1995; for Mr. Dowling,  $348 in 1997,
        $348 in 1996, and $348 in 1995; and for Mr. Kell, $1,755 in 1997, $1,080
        in 1996, and $1,125 in 1995. The amount for the Employees' Savings Plan for Mr. Karam was $2,506 in 1997; for Mr. Bonaddio, $1,385 in 1997, $540 in 1996, and $517 in 1995; for Mr. Dowling, $1,240 in 1997, $574 in
        1996, and $576 in 1995; and for Mr. Kell,  $1,522 in 1997, $744 in 1996,
        and $751 in 1995.

(3) Mr. Karam commenced employment with the Company effective October 1, 1995, at an annual salary of $150,000. The above amount is his actual salary for that portion of the year during which he was employed by the Company.

(4) These options were granted subject to the achievement of specified financial and operational goals for the Company during 1997. Because certain of these goals were not met, these options will not vest or become exercisable.

     The Company also has an employment agreement with Mr. Kenneth L. Pollock, Chairman of the Board of Directors, effective June 26, 1996, providing for a three year term of employment, subject to his reelection by the Company's shareowners, at an annual salary of $97,500 per year, and the grant of options to purchase 90,000 shares of the Company's Common Stock exercisable in three equal annual installments, the first of which became exercisable on September 1, 1997.

                   STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

                                                  Number of
                                                  Securities        % of Total
                                                  Underlying     Options Granted      Exercise                           Grant Date
                                                  Options    to Employees in          Price         Expiration              Present
Name                                              Granted(#)(1)      Fiscal Year      $/Share(1)      Date              Value($)(1)
-----------------------------------------------------------------------------------------------------------------------------------

Vincent A. Bonaddio                                 4,000              16.7%          $   25.75         06/20/2007            $8,880
Harry E. Dowling                                    4,000              16.7%          $   25.75         06/20/2007             8,880
John F. Kell, Jr                                    4,000              16.7%          $   25.75         06/20/2007             8,880
                                                                                                                              ------

(1) The "grant date present value" shown is an expected value based upon the application of the Black-Scholes Option Pricing Model. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's Common Stock. An option granted to an employee will have value to the optionee only if and to the extent the market price of the Company's stock rises above the exercise price. The estimated present value of each stock option is $2.22, based upon the following assumptions: (1) a stock price volatility of 12.26% (2) a risk-free interest rate of 5.75% representing the rate of a zero-coupon U.S. Treasury Strip available on the date of grant (3) a dividend yield of 6.24%, and (4) an expected option term of seven years (the full term is ten years) to reflect the likelihood that the options will be exercised before the full term based upon the Company's exercise history. These options were granted subject to the achievement of specified financial and operational goals for the Company during 1997. The above option valuation assumes that all specified financial and operational goals will be met. Therefore, the value shown may be thought of as a "conservative" expected value that does not take into account the risk that the options may be forfeited if the specified performance measures are not met. In fact, because certain of these specified goals were not met, these options will not vest or become exercisable.



              AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END STOCK OPTION VALUES

                                                                                                              Value of
                                                                                     Number of                Unexercised
                                                                                     Securities Underlying    In-the-Money
                                                  Shares                             Unexercised Options      Options at
                                                  Acquired on         Value          at Fiscal Year-End(#)    Fiscal Year-End($)
                                                  Exercise            Realized       Exercisable/             Exercisable/
Name                                                   (#)(1)            ($)         Unexercisable            Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Vincent A. Bonaddio                                      -0-             -0-             -0-/4,000(1)               -0-/-0-
Harry E. Dowling                                         -0-             -0-             7,000/4,000(1)             $71,750/-0-
Thomas F. Karam                                          -0-             -0-             80,000/120,000             422,500/$540,000
John F. Kell, Jr                                         -0-             -0-             7,000/4,000(1)             71,750/-0-

(1) These options were granted subject to the achievement of specified financial and operational goals for the Company during 1997. Because certain of these goals were not met, these options will not vest or become exercisable.

Employees' Retirement Plan

        The following table illustrates the estimated annual retirement benefits payable at age 65 under the Company's Employees' Retirement Plan as a straight life annuity to an employee retiring with the specified combination of final average earnings and years of service with the Company. The benefits shown are not subject to deduction for social security.

 5-Year                                Years of Credited Service
Average
Earnings       15             20             25            30            35
-------------------------------------------------------------------------------
$100,000....$ 21,052      $ 28,069       $ 35,086       $ 42,103      $ 42,103
$125,000....$ 26,864      $ 35,819       $ 44,774       $ 53,728      $ 53,728
$150,000....$ 32,677      $ 43,569       $ 54,461       $ 65,353      $ 65,353
$175,000....$ 35,002*     $ 46,669*      $ 58,336*      $ 70,003*     $ 70,003*
$200,000....$ 35,002*     $ 46,669*      $ 58,336*      $ 70,003*     $ 70,003*
$250,000....$ 35,002*     $ 46,669*      $ 58,336*      $ 70,003*     $ 70,003*
-------
* The Internal Revenue Code limits the amount of compensation which may be taken into account under a tax-qualified retirement plan.

     The above table reflects the benefits payable to employees who retire after January 1, 1998. As of December 31, 1997, Mr. Bonaddio had completed 28 years of credited service, Mr. Dowling 22 years, Mr. Karam 2 years, and Mr. Kell 19 years.

     Covered compensation under the Retirement Plan is the same as the amount reported in the Salary column of the Summary Compensation Table.


Change in Control and Other Agreements

     If following a change in control (as defined in such agreements) of the Company, the employment of Mr. Pollock or Mr. Karam is terminated or their compensation, position or benefits are reduced, the employment agreements that the Company has with each of them entitle them to receive a severance payment equal to two times their annual salary for the year in which such termination occurs and the unpaid portion of their salary with respect to any additional years remaining in the term of their employment agreement, other than the year in which the termination occurs.

     The Company has agreements with certain of its other officers, including Messrs. Bonaddio, Dowling, and Kell, which entitle the officers to receive a severance payment equal to two times their annual salary if, following a change in control (as defined in such agreements) of the Company, their employment is terminated or their compensation, position or benefits are reduced.

                                PERFORMANCE GRAPH
                           FIVE-YEAR CUMULATIVE RETURN

     The graph below compares the cumulative total return on the Company's stock during the past five years with the average cumulative total return during the same period of the S & P 500 Stock Index, and a self-constructed index of a group of comparable mid-sized natural gas distribution companies, excluding the Company. The companies included in the self-constructed natural gas distribution index are: Atmos Energy Corporation, Cascade Natural Gas Corporation, Colonial Gas Company, Connecticut Energy Corp., CTG Resources, Inc. (formerly Connecticut Natural Gas Co.), North Carolina Natural Gas Corp., Providence Energy Corp., Public Service Company of North Carolina, SEMCO Energy Inc. (formerly Southeastern Michigan Gas Enterprises), and Yankee Energy Systems Inc. These companies, selected from the Edward D. Jones Index for Natural Gas Distribution Companies, have revenues, net plant, and market capitalization in the same general range as that of the Company. United Cities Gas Co., which was included in the group of comparable companies last year, merged with Atmos Energy Corporation in 1997.

     The graph reflects the investment of $100 on December 31, 1992, in the Company's Common Stock, the S & P 500 Stock Index, and the gas utility index. Dividends are assumed to be reinvested as paid in the Company's Common Stock and in the S & P 500 Stock Index and quarterly in the stocks of the gas utility index.

                                 FIVE-YEAR CHART
[GRAPH]
                       1992      1993      1994      1995      1996      1997
-------------------------------------------------------------------------------
Pennsylvania
Enterprises, Inc.     100.00    103.50    99.90     147.94    180.78    218.24
S&P 500 Stock Index   100.00    110.06    111.51    153.39    188.59    251.48
Gas Utility Index     100.00    117.12    105.87    128.23    139.62    177.74

                             SOLICITATION OF PROXIES

     The Company will bear the costs of this solicitation of proxies. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary in order to ensure a sufficient shareowner presence to constitute a quorum, officers and other employees of the Company and its principal subsidiary, PG Energy Inc. or designated agents may, without additional remuneration, in person or by telephone or telegram, request the return of proxies. In addition, the Company has retained D. F. King & Co., Inc. for assistance in the solicitation of proxies. For its services, D. F. King will receive a fee estimated at $5,500 plus reimbursement for reasonable and customary out-of-pocket expenses.

                                  VOTE REQUIRED

     Candidates for director receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected. Broker non-votes, abstentions, and withhold authority votes, will be counted in determining the presence of a quorum but will have no effect on the election of directors.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP served as independent public accountants for the Company for the year ending December 31, 1997. Representatives of Price Waterhouse are expected to be present at the Annual Meeting, and will be available to respond to appropriate questions by shareowners.

     Arthur Andersen LLP had served as independent public accountants for the Company for 1996 and a number of years prior thereto. In March 1997, the Company requested Arthur Andersen LLP and several other accounting firms to provide a proposal concerning the terms and conditions of engagement as independent accountants to the Company for future periods. The decisions to request proposals from Arthur Andersen LLP and other accountants and to select Price Waterhouse LLP were both recommended by the Company's Audit Committee and approved by the Company's Board of Directors.

     The report of Arthur Andersen LLP on the financial statements of the Company for the fiscal years ended December 31, 1996 and 1995, did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between Arthur Andersen LLP and the Company on any matter of accounting principle or practice, financial statement disclosure or audit scope or procedure, which, if not resolved to its satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of any such disagreement in connection with this report.

                  SHAREOWNER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of shareowners intended to be presented at the 1999 Annual Meeting of Shareowners must be received by the Secretary of the Company at the Company's executive offices, One PEI Center, Wilkes-Barre, Pennsylvania 18711-0601, by November 25, 1998, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

     The Board of Directors knows of no other business to be transacted at the Annual Meeting, but if any other matters properly come before the meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.

                                    By Order of the Board of Directors,

                                    Thomas J. Ward
                                    Vice President of Administrative Services and Secretary

Wilkes-Barre, Pennsylvania
March 26, 1998

     Upon written request the Company will provide without charge to each person whose vote is solicited for the Annual Meeting a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission. Requests for such Annual Report should be addressed to the Investor Relations Department, Pennsylvania Enterprises, Inc., One PEI Center, Wilkes-Barre, Pennsylvania 18711-0601. Persons who were not shareowners of record on March 12, 1998, should include with the request a representation that the person making the request is a beneficial owner of Common Stock as of the date of the request.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR YOU MAY VOTE BY TELEPHONE AS DESCRIBED ON THE PROXY/VOTING INSTRUCTION CARD.